Free Writing Prospectus
Filed Pursuant To Rule 433
Registration No. 333-158956
October 12, 2010

FOR IMMEDIATE RELEASE

TRACINDA ANNOUNCES PARTICIPATION IN MGM RESORTS’

COMMON STOCK OFFERING

BEVERLY HILLS, CA, October 12, 2010 – Tracinda Corporation announced today that in conjunction with a primary offering of 40,900,000 shares of common stock announced today by MGM Resorts International (NYSE:MGM) (“MGM Resorts”), Tracinda is offering up to 27,782,000 shares of MGM Resorts common stock pursuant to an effective registration statement. Tracinda has also granted the underwriter a 30-day option to purchase up to 4,167,300 additional shares of common stock to cover over-allotments, if any. Following the sale, Tracinda would beneficially own 135,341,044 shares of MGM Resorts, or 131,173,744 shares if the underwriter exercises its over-allotment option, representing 30.67% or 29.72%, respectively, of MGM Resorts’ outstanding common stock.

As MGM Resorts’ largest shareholder, Tracinda believes that there is substantial value in the assets of the Company and that MGM Resorts is a good long-term investment. Tracinda is not currently seeking other strategic alternatives with respective to its investment in MGM Resorts. As part of this transaction, Tracinda has agreed with the underwriter to a lock-up of any future sales of shares for a minimum of 60 days.

The offering of the common stock is being made solely by means of a prospectus supplement and accompanying prospectus. Copies of the prospectus supplement and accompanying prospectus may be obtained for free by contacting Barclays Capital, c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY 11717, (888) 603-5847 or email Barclaysprospectus@broadridge.com.

This press release shall not constitute an offer to sell, or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state or other jurisdiction.

MGM Resorts has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents MGM Resorts has filed with the SEC for more complete information about MGM Resorts and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, MGM Resorts, the underwriter or any dealer participating in the offering will arrange to send you the prospectus supplement and accompanying prospectus if you request it by contacting Barclays Capital at the telephone number and address above.

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Contacts:

Tom Johnson / Winnie Lerner

Abernathy MacGregor Group

212/371.5999